Exhibit 99.2

Applied Micro Circuits Corporation

Fiscal Q1 2017 Conference Call Script - with Q&A

July 27, 2016

CORPORATE PARTICIPANTS
Suzanne Schmidt Applied Micro Circuits Corporation - IR, The Blueshirt Group
Paramesh Gopi Applied Micro Circuits Corporation - President & CEO
Martin McDermut Applied Micro Circuits Corporation - CFO

CONFERENCE CALL PARTICIPANTS
Cody Acree Drexel Hamilton, LLC - Analyst
Matthew Ramsay Canaccord Genuity, Inc. - Analyst
Christopher Longiaru Sidoti & Company, LLC - Analyst
Steven Smigie Raymond James & Associates, Inc. - Analyst
Joshua Buchalter Oppenheimer & Co., Inc. - Analyst
Suji De Silva ROTH Capital Partners, LLC - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the First Quarter 2017 Applied Micro Earnings Conference Call. As a reminder, this conference call is being recorded. I would now like to introduce your host for today's conference, Ms. Suzanne Schmidt with Investor Relations. Ms. Schmidt, you may begin.
Suzanne Schmidt - Applied Micro Circuits Corporation - IR, The Blueshirt Group

Thank you, operator. Good afternoon, everyone and thank you for joining today’s conference call. On the call with me are Dr. Paramesh Gopi, President and CEO, and Marty McDermut, CFO.

Before we begin, I would like to remind you that various remarks that we make on this call including those about future financial results including revenues; gross margins; operating expenses; design wins; product plans; our competitive situation; market trends; statements about future development, production and adoption of X-Gene®, X-Weave®, HeliX®, X-TendTM and other products and technologies; and our anticipated growth and profitability, all constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act. These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.We refer you to our most recent Form 10-K filed with the SEC, in particular to the section entitled Risk Factors, and to other reports that we may file from time to time with the SEC for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update them.

I would like to point out that a number of the securities analysts that cover our stock use various financial measures, and this creates a range of variability relative to Street financial models. When we say Street estimates, we mean the consensus of the major financial analysts' models, and they are not necessarily the guidance that was given by the Company. With that, I will turn the call over to Paramesh.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thank you, Suzanne. I am pleased to report that we are starting fiscal 2017 with our sixth sequential quarter of revenue growth driven by strong demand for our Connectivity solutions. Let me start by highlighting the key milestones that we achieved this past quarter, and follow with a review of important customer developments that illustrate the increasing traction we are seeing across our businesses.

First, I am delighted to report that one of the world’s top seven mega data center operators is expected to be running production workloads this quarter on X-Gene servers. This is a major achievement for Applied Micro and demonstrates that our current-generation X-Gene products are a viable alternative to mainstream Xeon E5 processors.

Second, we are on track to tape out our X-Gene 3 processor this quarter. X-Gene 3 is our next generation flagship product to be manufactured using TSMC 16nm FinFET technology, and will be the first ARM server processor to offer socket-level Xeon E5/E7 class performance along with third-generation maturity, thanks to 2 generations of products in the hands of our customers. X-Gene 3 combines 32 high performance CPU cores in a single chip to deliver performance competitive with mainstream high-end Xeon E5/E7 processors in a similar Thermal Design Power [TDP] envelope. With eight DDR4 memory channels, X-Gene 3 even outclasses Xeon E5 in memory bandwidth, making it ideally suited to hyper-scale workloads such as in-memory computing, big data, web search and machine learning. We expect to have X-Gene 3 samples to customers by the end of our fiscal year.

And third, on the connectivity front, we continue to lead the 100/400G PAM4 market with our 16nm FinFET single lambda technology. We are also excited to report that we sampled the world’s first multi port 100G Secure Ethernet SoC to one of the industry's leading networking OEMs. We expect this product to start ramping in the second half of our current fiscal year.

Now let me go into more detail - turning first to our Compute business:

I’d like to provide more color on our penetration into one of the world’s top 7 mega data center operators. While this is not the first time a customer has chosen X-Gene over an Intel Xeon processor, we believe this is the first time that an ARM-based server has been chosen instead of a mainstream X86 Xeon in a large scale mega data center production environment. This deployment uses four memory channels to deliver superior caching and database performance at half the total power of a mainstream Xeon processor. This translates to significant TCO savings for our customers, demonstrating that our current-generation X-Gene products compete effectively with mainstream, FinFET-based, Xeon processors. As our FinFET-based X-Gene 3 processors come to market, offering a 4x to 6x performance improvement over current-generation X-Gene products, we expect to be able to compete with the entire family of Xeon-based products thereby offering the industry’s most complete ARM-based server processor portfolio.

I’m also very excited to share with you that we have started shipping X-Gene platforms to another one of the world’s premier cloud service providers for a workload optimized server. This server platform leverages X-Gene’s high performance CPU cores, and integrated networking and security offloads and IO to deliver disruptive TCO in a low-power, compact form factor. Additionally, this platform can run multiple network function virtualized (NFV) applications, ranging from network security to storage caching. This new and ultra-low power compact blade server platform is expected to be widely deployed in multiple data center applications going forward.

Finally, I’m delighted to note that there has been tremendous customer response to X-Gene 3. In addition to the Mega Data Center deployments I spoke of earlier, we see accelerated traction for X-Gene 3 among the rest of the peer group of the worlds Mega Data Center Operators. This is primarily due to the ongoing work that these customers have been doing with X-Gene 1 and 2 platforms to port their applications and validate TCO benefits for a majority of their workloads. Additionally, all of the Ecosystem work that was done on X-Gene 1 and 2 is expected to directly benefit the adoption of X-Gene 3.

Turning now to our Connectivity business, we made excellent progress in the June quarter achieving multiple design wins across our product families. Our 100G/400G PAM4 single-lambda solutions at 16nm FinFET enable disruptive density and power improvements for hyper scale data center operators. Given our proven 16nm FinFET technology leadership, we are poised to capture a meaningful share of this high growth market along with our anchored module and system OEM customers.

Notably, during the quarter we expanded our partnerships with photonic component providers driving the ecosystem for advanced 100G/400G single-lambda deployments. These partnerships re-enforce our position as the market leader and key provider of leading edge FinFET-based PAM4 solutions.

Turning to our OTN/ethernet products, I’m pleased to report that our 100Gbs X-Weave Secure ethernet product was designed-in with four additional key customers during the quarter. Our early anchor customers have received samples of this device, and based upon our current plan, we expect this device to contribute revenue towards the end of this fiscal year.

Finally we are very excited about our 7nm advanced technology partnership with TSMC that was announced a few weeks ago. The partnership for this advanced process node extends across our leading edge connectivity analog mixed signal products as well as our industry leading X-Gene family of processors. This puts us in a unique competitive position within the data center market with clear technology leadership across X-Gene and X-Weave product families.

To summarize before I turn the call over to Marty: one, X-Gene based servers are expected to be running production traffic in one of the world’s top seven mega data centers this quarter. Additionally, X-Gene based workload specific servers have started shipping to one of the world’s top cloud service providers.; two, X-Gene 3 is on track to tape out this quarter, and we expect to have samples to customers by the end of our fiscal year; three, we continue to see excellent design win traction with our 100/400G FinFET PAM4 solutions; and four, we are on track to ramp our 100G X-Weave secure OTN/Ethernet new products in the second half of this fiscal year.

And now I will turn the call over to Marty McDermut, our CFO, for a review of the June quarter financials and our September quarter guidance.

Marty McDermut - Applied Micro Circuits Corporation - CFO
Thank you, Paramesh, and good afternoon everyone.
I'll start with a review of the financial results for the fiscal first quarter 2017, follow with comments on our balance sheet, and finish with our fiscal second quarter 2017 guidance.
Fiscal first quarter 2017 revenues, gross margin and earnings came within the guidance ranges that we provided last quarter.
Total revenues for the quarter increased to $41.5 million, our sixth consecutive quarterly increase.
Connectivity revenues increased to $25.0 million. The sequential growth was driven by increased sales of OTN/Ethernet products driven by strong customer demand.
Computing revenues totaled $16.5 million; lower sequentially due to the cyclical nature of demand for our PowerPC products.
Non-GAAP gross margin was 61.8% at the high end of our guidance range. Gross margin increased sequentially due to yield and material cost improvements. We expect these improvements to be sustained going forward.

Non-GAAP operating expenses totaled $28.2 million, higher than the prior quarter primarily due to a mask tape out and related new product introduction costs.
Our non-GAAP tax expense was $200,000.
Non-GAAP net loss for the June quarter was $2.5 million, or $0.03 per share.
On a GAAP basis, the net loss for the quarter was $10.5 million or $0.12 per share. Our non-GAAP financials exclude certain items required by GAAP. A complete reconciliation between GAAP and non-GAAP financials is available in our fiscal first quarter 2017 earnings release which can be found in the Investor Relations section of our website.
Turning to the balance sheet, our cash and short-term investments were $82.3 million, down from $83.8 million at the end of the prior quarter. We generated $1.6 million positive cash flow from operations, offset primarily by capital spending.
Finally, I'll turn to our outlook for the fiscal second quarter 2017. These are estimates based on our current knowledge and are subject to change such, they're covered under our Safe Harbor statement.
We estimate revenue will range between $41 million to $42 million. We have excellent backlog coverage. Our overall revenues are essentially flat due to the headwinds associated with older products. We expect these headwinds to abate toward the end of our fiscal year, thereby making new product revenue growth more apparent.
To provide you with further context, in the first quarter of fiscal 2017, we achieved the highest number of, and dollar amount, of design wins that we have seen over past two years. In fact, we closed 5 times the total dollar amount of design wins in the first quarter of fiscal 2017, as compared with the first quarter of fiscal 2016. I would like to note that this is relative to our base business, and excludes X-Gene.
Returning to the rest of the guidance, we expect Non-GAAP gross margins to be in range of 61 to 65 percent.
Non-GAAP operating expenses are expected to be in the range of $26 to $28 million, which is down slightly compared to the prior quarter primarily due to the absence of mask tape out cost.
We expect our non-GAAP tax expense will be approximately $200,000. And finally, we expect our non-GAAP earnings per share for the quarter to be a loss of $0.01, plus or minus $0.02.
And with that, operator, please open the call for questions.

QUESTIONS AND ANSWERS

Operator

Our first question comes from the line of Cody Acree.

Cody Acree - Drexel Hamilton, LLC - Analyst

Thanks, guys for taking my questions and congratulations on the progress. Paramesh, can we talk more about the mega scale data center operator taking up workload processors. Was this-- I guess you gave us some targets of 50,000 to 100,000 units I think by the end of fiscal 2017. Was this within that plan, within that target? Is this upside to that? And just maybe if you could help us with some sizing of that opportunity and maybe how that ramps over the next few quarters.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes, good question. I think just to be clear, we're fully behind the 50,000 to 100,000 units and behind the time frame that progressed so it's basically now between 12 months and 15 months. So fully on track for that and yes, this was part of this. Very, very pleased with this because this is a very, very interesting and important opportunity we've been working on almost for the past year. And, you know, this is all part of the initial foray of ARM into the data center for specifically very large data center and cloud service provider opportunities.

Cody Acree - Drexel Hamilton, LLC - Analyst

And Paramesh, I guess you've got X-Gene 3 coming. I assume that this is probably X-Gene 2 that we're ramping in. Why is this data center customer not waiting on X-Gene 3? And when you're talking about the other mega scale data center operators that are very interested and you're engaged with, is that what they're waiting on is X-Gene 3 so that there's more a direct compare with the Xeon class processors?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

I think I mentioned two opportunities here. One was the top seven mega data center opportunity. This is currently with our X-Gene 2 generation of products. All of these mega data center operators have spent over a year, especially the one that I talked about with us, almost a year and a half porting applications, validating TCO and even with our cleaner process, these are 28-nanometer parts, they're able to go head-to-head with an Intel Haswell node, right?

Cody Acree - Drexel Hamilton, LLC - Analyst

And then maybe lastly, if you can just talk about the Chinese opportunity. You've talked about a lot of that in the past. You really didn't mention it much this time. China obviously has had some -- there's been some JVs, some investment, some relationship with AMD recently, maybe licensing x86. They've got some of their own domestic efforts in ARM. What do you think your opportunity with China is? Does it change, is it accelerating and I guess just what are you seeing as maybe a near and an intermediate opportunity in China?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So, I think what it does is it paves the way for the market to inflect towards X-Gene 3 in the 2017 and 2018 time frame. So they would not make this level of investment and really go into this, what I call production traffic mode, if they were not committed A, to arm, and B, to the family of products. Suffice it to say that the mega data center opportunities that are materializing and that are going to-- as I maintain-- are going to go first, are going to be in China. So that should give you the color on the first opportunity that I talked about, number 1. And number 2, we don't see any effect to the trajectory of our business in China because of the AMD licensing transaction. So we remain fully confident about ARM being a viable alternative to x86-based processors in China.

Cody Acree - Drexel Hamilton, LLC - Analyst

I guess, Paramesh when you're talking to your networking partners in China, what is your sense of just how they're viewing the ecosystem? Are they hedging their bets and just trying to find an alternative to Intel so whatever that happens to be? Is AMD's x86 good enough or do you believe there's a real commitment to ARM?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So Cody, if you were to look at this market, right, AMD has always been in the market. They've always had the chance to do what they needed to be a viable competitor. Go back and look at history, and they were an x86 licensee, they continue to be an x86 licensee. From what we can tell, they're not exactly playing in the ARM space.

So, you go back to the same fundamental constraints that they have been saddled with for their entire life of x86 servers, which is how do you differentiate versus Intel.

We have the same technology in terms of x86 instruction set, most likely you're not investing in the transistors at the rate of Intel, and by the way, you're not doing anything else innovative. So, from my perspective, x86 versus x86 is the same pieces. I think people want to look at an alternative architecture and really invest in the alternative architecture. So from my perspective, in fact, the things are almost-- they're completely unchanged in terms of the traction, the opportunity, and all are actually capitalizing on it.

Cody Acree - Drexel Hamilton, LLC - Analyst

Perfect. Thank you for the info and good luck. Congrats.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks.

Operator

Thank you. Our next question comes from the line of Matt Ramsay with Canaccord Genuity

Matthew Ramsay - Canaccord Genuity, Inc. - Analyst

Thank you very much. Good afternoon, guys. Paramesh, I guess I was going to -- and congratulations on the progress in the ecosystem. It's good to see and particularly on the gross margins. I guess a couple of things from me. It seems like over the last few quarters and I guess I'll put myself into this bucket, a few of us have been waiting to see an inflection in the top line of the business and there's lots of it sounds like really encouraging progress going on underneath. Maybe you could talk to us a little bit about how you see the revenue of the company over the next several quarters relative to where many of the analysts have you guys modeled, inflecting back to some sort of a growth profile. It's a bit more material than we've seen in the last few quarters.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Sure. So I think we've been very transparent with all of you folks in terms of our design wins. In fact in this call we particularly wanted to make sure that we are clear about the fact that between us, Connectivity base business which by the way, because of our PAM4 leadership and I want to take you back to the last call, our PAM4 leadership, our OTN Ethernet PHY leadership as well as the new flexible Ethernet PHY leadership, we really--our base business from a Connectivity point-of-view is doing very well. In fact it's firing on all cylinders. So much so, that if I were to go back to the prepared remarks, on the script that Marty talked about, we achieved a fairly substantial increase in our design win capture rate, conversion rate and I'll call it dollar value rate that we've captured. So, the long-term business is doing I would say, really well think as you all know we've been very transparent. There are portions of, for instance the PowerPC product that essentially to a large extent are moving away in the industry and so we are actually dealing with that. And so I will tell you that a lot of the new product ramps that you see and the margins that you see show you the inherent new product health that the company is driving. And basically contrast that with the actual secular decline of some of the older products like Power PC. So, from our perspective, the goal is very straightforward. Make sure that we maintain the profitability in the P&L, A. B, make sure that we set the P&L up to leverage the inflection as it turns on. And I want to be very clear. We've always said 50,000 to 100,000 units. We have not changed the time frame. We are actually fully behind that piece of it. We also said second half of the fiscal year. So I think all of that has been very, very consistent through the commentary that we've given to the business. I also want to say something that's really important. The mega data center operator that we have engaged with is now putting us into a production scenario as well as the other cloud service provider, they're huge, huge, huge customers of current day x86. They made substantial development -- they made substantial developments internally to drive ARM in. And I will tell you that we are in a really, really, really good position because all of the X-Gene 2 and X-Gene 1 work that they've both done will directly map to a really nice X-Gene 3 ramp, when X-Gene 3 becomes available because they're invested in our technology, right? So I hope that gives you color and we're actually -- I've never been more excited about the design win, especially the base business piece. X-Gene we've always been very -- you can't lead with X-Gene but the base business piece and the engine that straps this whole thing and keeps it really robust, I'm really, really, really in a very, very good shape, relative to the forward-looking trajectory. Thanks.

Matthew Ramsay - Canaccord Genuity, Inc. - Analyst

Thank you very much, Paramesh. That was helpful. Maybe Marty I could ask a few questions and obviously you guys only guide one quarter, but it looks like the shape of the operating model with some of the PAM4 opportunities and the mix of the business being a bit more towards connectivity and OpEx being quite a bit higher than what I had previously modeled, so the operating model of the business seemed to have shifted a bit. Could you maybe walk us through what your expectations are for a more steady state level of gross margin and then OpEx trajectory going forward just so -- because it seems things are moving around a bit. That would be really, really helpful. Thank you.

Martin McDermut - Applied Micro Circuits Corporation - CFO

So on the revenue side, I think with my comment that the cyclical nature of the PowerPC, if you look quarter-by-quarter, it goes up and down and moves around. I think it's better to look at it on an annual basis. Then you get more consistencies - but quarter-by-quarter it's going to move. On the margin side, great improvements. We've been working really hard here to reduce the costs and you saw what happened in the quarter, and as I said, the guide for this quarter is about 61% to 65%. And it's sustainable. So we're aiming toward the mid, into the 60% range and I think we're going to be able -- we are achieving it and we'll continue to achieve it.

You know, on the expense front, you know, masks, whenever we have a spin, that's going to drop in and out so new product costs that go along with that will cause it to move up and down. We were higher this quarter. And as we said we lowered it back down but I think we'll increase it a little bit from this point going forward but not significantly. I think there is a lot of leverage in the model. What we're facing now is we've got this flat -- revenues are sort of flat but we are getting great opportunities. It's real hard for us to -- I mean throttling things back to make sure that we stay within the realm of what Paramesh said and that is watch cash, try to maintain or, you know, watch the profitability of the Company.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yeah, so I think Matt, to add to what Marty said, recognize that a few things have happened. We've transitioned all of our key initiatives to FinFET. That's well on its way. I don't know whether you saw it but we actually announced a partnership on 7-nanometer with TSMC. That's a very meaningful forward-looking piece for us. The other thing is that we are really excited about the new product ramps. I can tell you that since I've been with the Company, even the X-Gene, obviously the X-Gene traction and what's going on there with all the big guys now finally getting in the fray, as well as all the connectivity and communications work that's really paying off which is actually as you can see not just hitting our revenue line but our margin line as well, right? We believe that, you know, all of these things especially -- and by the way as we're growing the business, we're hiring really good people too. So I think we're on a really good path to make sure that we can walk this envelope to keep the P&L fully leveragable as the inflection point occurs, right? I think Marty mentioned this. The design win, we're really, really excited and pleased with the design win traction especially on the base business because that for the longest time has been something that, you know, we've been really working to make sure that we ruggedize and drive - of course we're driving the X-Gene business, which is a big opportunity but that's a huge, huge, huge piece now of our growth vector for next year.

Matthew Ramsay - Canaccord Genuity, Inc. - Analyst

Great. Thanks, guys.

Operator

Our next question comes from the line of Christopher Longiaru with Sidoti & Company. Your line is now open.

Christopher Longiaru - Sidoti & Company, LLC - Analyst

Congratulations on your progress.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks.

Martin McDermut - Applied Micro Circuits Corporation - CFO

Thanks. How're you doing?

Christopher Longiaru - Sidoti & Company, LLC - Analyst

So my question, and I apologize if you talked about it, I've been popping back and forth between a couple calls. If somebody covered this, I apologize. You talked about 5x the dollar content for design win than you have ever had, but can you give us an idea of what the timing of those dollars filtering into the top line looks like and also kind of how you see the ramp progressing. I know it's been hard to say that but, as we move closer, I'm guessing and hoping that your visibility is a little bit better. Can you give us an idea of what that looks like?

Martin McDermut - Applied Micro Circuits Corporation - CFO

Yes, as I commented, right now we have these older products that are camouflaging what's going on underneath. We're seeing growth with the new products. Unless you open the hood and look underneath, we don't want to give you that much detail. But you'll start to see this going out as we said in the call, you'll start to see that hey, the drag drops off and the new products -- you'll start to see what happens there because they're growing and the design wins are growing phenomenally too.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

And so to your point, Chris, you asked one other question and I want to answer that. You asked about timing and ramps, right? So we told you that all of the PAM4 products in the past, if you look at it there are four big growth vectors for this company. The first growth vector is the base OTN PHY business and we've now garnered almost all of the secured Ethernet design wins in top tier switch and router platforms. That will start to ramp by the first calendar part of next year. The second piece of it is PAM4. Today we are engaged because of our FinFET leadership with multiple Tier-1 and cloud service providers as well as OEMs who are actually partially funding some of the development there. We've also said that this will have a material impact on this year's revenue. I think we said up to high single-digit percentages and that's fully on track and you can see that in the margins. And that will start to ramp the second half of calendar 2017. We said that too. This is all notwithstanding, X-Gene,okay? The third piece of it that we talked about is all of the products relative to things like embedded and HeliX. Part of HeliX started shipping last quarter and then of course the last piece of it which is the silver opportunity is clearly on from a design-in. We've got the design wins now and the production traffic is starting to be expected this quarter and by the way we're saying that this paves the way for our X-Gene 3 inflection point, I'm talking about broader, not just with the current customers that we're in. That's a huge part of what the company's growth is going to be in the 2017/ 2018 time frame.

Christopher Longiaru - Sidoti & Company, LLC - Analyst

That's very helpful. So when you talk about five times dollar content, you're talking about five times the dollar content in design wins over the course of a cycle of those products, is that fair to say?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Correct.

Martin McDermut - Applied Micro Circuits Corporation - CFO

Not over the cycle of the products. For those customers.

Christopher Longiaru - Sidoti & Company, LLC - Analyst

I'm talking about the - right just to be clear, throws basically numbers.

Martin McDermut - Applied Micro Circuits Corporation - CFO

The product life cycle is a lot longer than that five years.

Christopher Longiaru - Sidoti & Company, LLC - Analyst

That's all I have. Thank you very much, guys. I appreciate it.

Operator

Thank you. Our next question comes from the line of Steve Smigie with Raymond James.

Steven Smigie - Raymond James & Associates - Analyst

I was hoping you could talk more about PAM4 and what you think PAM4 could have as a share of the 100G market to this year, next year and maybe that's not even significant for you guys in sense that even if you've got your share of that market, you can probably have pretty significant growth but I'm just trying to understand the trajectory of how you see PAM4 taking off. Thanks.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Sure. Just to be clear, you know, there's a lot of -- PAM4 from our perspective, the big inflection point comes when you have a single-lambda solution which actually translates to a single laser solution so then you have a very low powered, high density model that you can do for 100 gig and 400 gig. Today if you look at it, the PAM4 market is supposed to hit for, you know, modules and components over a billion dollars in the 2020 timeframe. If you look at the silicon piece of that, it's probably about half to a third depending on how you segment it. We are in line because we are now partnered with two of the largest suppliers of networking equipment into this current market and modules.

So from our perspective, it's because of the high volume of these typical types of products and the inflection point that these big OEMs see, they've actually sponsored developments with us for semi custom products which when you do an agreement like this, it's very much like an Avago-LSI-type agreement where we have some very leading-edge IP at FinFET that enables them to build a very pervasive product. That involves paying us to access all of this, paying us to build a semi custom part and by the way giving us visibility into volume ramps for those parts. So when we talk about design wins, we're talking about parts that have substantial customer financial participation up front. And these guys today, if you look at them, they probably ship over 40% of the world's modules. I hope that gives you color.

Steven Smigie - Raymond James & Associates - Analyst

Yeah. I appreciate that. And can you give any color on have you sort of heard any chatter of any other of your competitors having a16-nanometer FinFET and if that's the case, how you think your product would be positioned relative to that.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So, we started this three years ago and by the way, to do, just to give you -- I mean, of course I think this market has become highly fashionable in the last two years. People have now said "wow! this is actually going to be a very important market because end data center customers want to have 100 gig and 400 gig solutions in 2017, right?" And that's all being driven by traffic growth. It's all being driven by power constraints in rack and by servers I/O. We started this three years ago and by the way we had a huge advantage because all of this IP was in our wheelhouse even before I got to this Company, the Company was building really sophisticated communications products. What we've done is taken all of this IP and moved it to 16 nanometer FinFET, and we were the first in the world to demonstrate a fully functional single-lambda solution at OFC at unprecedented power levels. Think of the hurdles. If you've never done a FinFET development before, and we were fortunate because we did SerDes, you're going to have to go through that huge step function learning curves. If you've never done 56-gigs or 100-gigs A2D, D2A SerDes before and shipping in volume, you are going to have to go through that curve. Now if you've never done a forward error correction and algorithm in DSP before, you are going to have to go through the curve. There's a lot of people who want to get into this market. There's very big guys like Broadcom who absolutely have this expertise, but I think we took a bold leap ahead of most of the players in this market so we're starting to benefit and by the way, the proof's in the pudding. People are paying us to build parts, right?

Steven Smigie - Raymond James & Associates - Analyst

Okay. And then just on the gross margin, it seems like going forward it's a nice bump up. Should we think about that as sort of initially closer to the 61% and then over time getting closer to 65%? Or will it sort of bounce around the middle of the range there and maybe just, what were some of the initiatives that you did that got such a nice bump there on the margin.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Before I do that, Steve. I forgot, as you were talking and I didn't finish my thoughts. The thought was, you asked about competition on PAM4. You know, customers like to deal with things and technology and software that they've been using for many years. So they're talking about multiple generations of product that they're betting on with us for PAM4 because they betted on multiple generations prior with us. So that's where, you know, it's so important because when you're staking a whole new module business or whole new equipment business, you want to make sure that you're dealing with a multi-generational product family that you're familiar with. So that's a very key piece including software and DSP functionality. So customers are excited because we've actually taken all this technology and moved it forward. Sorry, I'll let Marty answer the margins.

Martin McDermut - Applied Micro Circuits Corporation - CFO

So we are going back to the margins. Our guide this quarter is 61% to 65%. Lows 60s which is, you know, we said it's sustainable. We'll work to increase that. We always have programs on increasing yield, you know, working the supply chain to get prices down and we've seen some benefit. I would not say that, you know, don't keep modeling those types of increases going forward but we're going to constantly work it and then you can also, the one thing that can offset it is some movement around in the mix of the business between computer and connectivity but I don't feel our goal is to be in the 60s and we're moving there.

Steven Smigie - Raymond James & Associates - Analyst

Great. If I could sneak one more in, I apologize. It seems like you've got a lot of interesting long-term drivers that will probably be the reason folks are looking at this story. But just on the short-term nature is there half a year period that you could -- not trying to nail you down to a quarter but some period like maybe the second half of a calendar 2017. Where you might feel comfortable that you're going to see the new products accelerate enough that they will offset any continued drop in the older products,? I guess that's the question.

Martin McDermut - Applied Micro Circuits Corporation - CFO

You said 2017? I'm pretty comfortable that we'll overcome what's happening with those older products. Of course this are always things dropping in and out but right now we have some headwinds that we're facing and that you're seeing but going forward with the opportunities with design wins, the ARM, I think that's what we've talked about is we've talked about the server opportunity, 50,000 units to 100,000 units with 12 months to 15 months. Those things all start to converge in that time frame.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes, I think you called it correctly, Steve. One of the things I would look at it is think of it as very near-term kind of transition issue. But from our perspective, you know, we are managing the business very tightly too. So this is not something that's a longer term deal but as we move to a higher growth territory, we want to make sure that we manage it carefully and make sure that, as Marty said earlier, making sure that we're keeping all of our expenses tight, cash and most importantly, not losing sight of the investments that we need to make to drive the growth going forward.

Steven Smigie - Raymond James & Associates - Analyst

Great. Thanks a lot.

Operator

Our next question, comes from the line of Rick Schafer from Oppenheimer. Your line is now open.

Joshua Buchalter - Oppenheimer & Co., Inc. - Analyst

This is Josh on behalf of Rick. This has been asked a couple ways but, you know, I was wondering if you could maybe provide, you kind of just provide a time frame of when you think, revenue reaches an inflection point, but I was wondering if we could maybe isolate the legacy business. Sort of what rate has that been declining and when do you think we can expect it to bottom?

Martin McDermut - Applied Micro Circuits Corporation - CFO

Okay. The hardest part, we have each tried to given you a little bit more view into what we're seeing constantly in the business, you're having products drop in and out of what's legacy. I don't want to get into that matrix on having to, if we could freeze it and say this is what we consider. So right now we sort of froze something. We said this block, we see it tailing off. The rest of the revenues are a combination of a base business and what's growing and there will be some stuff in there that maybe moves around. But I think what I've given you, a breakout that we see this headwind tailing off near the end of the year and from there we have the new products kicking in that will drive the company forward.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yeah, so I think the simple way to Marty's point and I think you asked the question, for us it's really straightforward. The new product growth is happening. You see it. In fact I've never seen a bigger, I'll call it a more deliberate and clear ramp of a new product set that I see this year. Obviously, right, with product transitions and changes, with some of the older products, it's masked and I think masking effect will start to go away in 2017. That's the simple, you know, simple way to look at it. I also want to say one more thing which is we were deliberate about telling you that our design wins on the base business, the design win closures were up almost 5X. So that's pretty big. So it kind of portends what the opportunity set is in front of us. And look at the margin changes and how much we are managing that and I should also give you a flavor of the fact that new product ramps are well on their way.

Joshua Buchalter - Oppenheimer & Co., Inc. - Analyst

Okay. Thank you. That's helpful. And then on the CapEx, was that also related to the tape-out you were talking about earlier with the R&D cost increase and, you know, was that just a one-time and we expect it to go back into the $0.5 million range?

Martin McDermut - Applied Micro Circuits Corporation - CFO

No, that $0.5 million is steady state. On the first mask on a product we capitalize. If we do a spin, we expense it. So this past quarter we had one new product where we capitalized. And then you had a spin on an older product, okay? So there's like a steady state $0.5 million a quarter and it will increase from there depending on, you know, what type of product we're developing. So CapEx can move up and down.

Joshua Buchalter - Oppenheimer & Co., Inc. - Analyst

Okay, got it. That's helpful and then the last question, I believe in the last call you mentioned you expected inventories to creep up but they came down for the second consecutive quarter. Could you just provide some more color on that? Thank you again.

Martin McDermut - Applied Micro Circuits Corporation - CFO

Paramesh said the same thing to me. What I said on the call was I expect cash to decrease in the coming quarters. But, you know, yes, inventory came down. Great, we did a great job but a way to look at it is looking at what's the inventory on the balance sheet and what orders do I have on-hand, you know, to my vendors. And when I look at that between the two periods, I'm within $1.0 million. So I know this is a timing thing so inventory is going to start snapping back and eating the cash.

Joshua Buchalter - Oppenheimer & Co., Inc. - Analyst

Okay, thank you.

Martin McDermut - Applied Micro Circuits Corporation - CFO

With bringing it back down like I said last quarter.

Joshua Buchalter - Oppenheimer & Co., Inc. - Analyst

Yeah.

Operator

Thank you. Our next question comes from the line of Suji De Silva with ROTH Capital. Your line is now open.

Suji De Silva - ROTH Capital Partners, LLC - Analyst

Hi Paramesh. Hi Marty. On the wins you said are on the server side, were their bake-offs with other ARM servers chips versus Xeon or it was more that you were sort of chosen given the workload that you were targeting?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

No, they were absolutely bake-offs with every other viable ARM chip vendor and we were chosen. After multiple rounds of bake-off and by the way, we were chosen as an alternate to Xeon E5 product. So that's the key.

Suji De Silva - ROTH Capital Partners, LLC - Analyst

Okay. Great. And then your early work on TSMC at 7-nanometer, it seems like 16-nanometer, you seem to have something of a first mover advantage already. Would you expand that advantage as you start bringing 7-nanometer up faster probably than your competition?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

You know, we're into this business to make sure that we are going to keep with the cadence of two markets, right? One, I'll start with the base business. Whoever thought three years ago or four years ago that the need for 100 gig and 400 gig for less than three-and-a-half to four watts is going to become pervasive in the data center. We saw that trend. We're kind of now beyond that trend. And obviously the other piece is a servers business. When you invest in multiple generations of servers technology, if you are not looking at 7-nanometer now, you won't be there in the right time to go back to Skylake generation. I think it's similar to two things. One is that X- Gene 3 is really critical for the inflection point of the market and we're well on the way to getting 16 nanometer done. And as with anything else, when we finish one generation, we've got to look at a generation out and that's why the 7-nanometer piece has come together.

Suji De Silva - ROTH Capital Partners, LLC - Analyst

Okay. So lastly can you update on the China Unicom you've been working with?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

If you really look at that 50,000 to 100,000 units visibility that we talked about and I stand by that fully. I'll reiterate for a third time. It's all in that scope of things. So as I said, they're not the largest service provider by any means. In fact, the workload specific server that I talked about this time in the call is for a completely different cloud service provider than China Unicom. Sow we've actually expanded way above that opportunity.

Suji De Silva - ROTH Capital Partners, LLC - Analyst

Excellent. Thanks, guys.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks.

Operator

(Operator instructions). We have a follow up call from the line of Cody Acree with Drexel Hamilton.

Cody Acree - Drexel Hamilton, LLC - Analyst

Thanks for taking my follow up question. Paramesh, I just want to be clear so the PAM4 business that you talked about being a high single digit percentage of revenue by the end of this year. This is basically the engineering fees that these couple customers are giving you for semi-custom parts, is that correct? And then if so, I guess is there a way to put some quantification around what kind of a commitment that they're making, volume, percentage of their, of their skew, something like that makes this financially viable for you to engage in?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So, I don't think we talked about what it was. It was part of an ongoing development. We did not say -- we did not categorize it but yes, I did talk about high single percentage. We stand fully behind it. Let me give you some basic economics. Let's look at a simple -- it's really simple economics. If I'm going into a market and if I'm going to invest money into building a semi-custom piece of silicon, I need to have a minimum volume threshold, okay? And that minimum volume threshold over the life of a product has to be many million units otherwise why I would go off and spend millions of dollars to go build a custom piece of silicon. So if you go back and look at a conventional model that people like LSI Logic and Avago continue to drive, that is exactly the model that we are replicating with our PAM4 business. I want to make that abundantly clear. Any questions on that?

Cody Acree - Drexel Hamilton, LLC - Analyst

Well, and then when do you expect first shipping volume chip revenue in PAM4.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

We said 2017.

Martin McDermut - Applied Micro Circuits Corporation - CFO

Yeah, right. There's a lot more money in the gross margin than selling engineering hours. So that's why we're in this business.

Cody Acree - Drexel Hamilton, LLC - Analyst

Sure. And then lastly, Paramesh when you gave this summation at the end of your prepared remarks of kind of the highlighted points you wanted to make, you didn't mention HeliX in that. Can you just talk about where HeliX is in kind of the rank order of what you're excited about and contributions over the next few quarters?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Let me put it very succinctly. We continue to drive the -- drive HeliX into targeted storage and networking opportunities and honestly the reason I didn't bring it up is I figured the two big wins that we've scored with very large mega data center guys, one very cloud service provider, guide eclipsed the amount -- eclipsed importance-wise the HeliX steady state traction that we're getting. That's all. Don't take that as any negative on HeliX.

Cody Acree - Drexel Hamilton, LLC - Analyst

All right, perfect, thank you.

Martin McDermut - Applied Micro Circuits Corporation - CFO

Okay, thanks.

Operator

Thank you. This concludes today's Q and A session. I would now like to turn the call over to Paramesh Gopi for any closing remarks.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yeah. Thank you operator. I'd like to thank our employees for their hard work, and our customers and shareholders for their ongoing support. Thank you for joining us today. Good bye.

Operator

Ladies and Gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a great day.